The transactions pursuant to the share exchange described in this document involve securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

Reference Documents <Attached Materials> for the Extraordinary Meeting of the Shareholders

Proposal No. 1: Approval of the Share Exchange Agreement

1.	Details of Financial Statements pertaining to the Most Recent Business Year (Fiscal Year Ended March 31, 2022) of The Hachijuni Bank, Ltd.

.............................................................................................................1

(P.16 of the Notice of Convocation “6. Matters Related to Financial Statements, etc.”)

THE NAGANO BANK, LTD. Securities Code: 8521

Details of Financial Statements pertaining to the Most Recent Business Year (Fiscal Year Ended March 31, 2022) of The Hachijuni Bank, Ltd.

Business Report for the 139th Fiscal Year (from April 1, 2021 to March 31, 2022)

1	Particulars Regarding Current Status of the Bank

(1) Progress, Outcomes, etc., of Business

■ Principal Line of Business of the Bank

The Bank engages in such businesses as deposits, loans, sale of trading securities, securities investment, domestic exchange, foreign exchange, trust, and financial instruments intermediary service, and provides a wide variety of financial products and services to regional community.

■ Financial and Economic Environment

The overall Japanese economy lacked strength in FY2021 as personal consumption remained sluggish because it heavily depended on the infection situation of COVID-19, while exports and capital investment picked up due to the recovery of overseas economies. In Nagano Prefecture, which is the major business base for the Bank, the overall economy remained sluggish due to the slow recovery of non-manufacturing industries despite the improvement of the manufacturing sector. In terms of production, exports and capital investment increased in large part due to a growing demand for information technology (“IT”), but the growth slowed down in second half of the fiscal year due to the shortage of semiconductors and other components. As for personal consumption, sales of large retail stores were strong thanks to higher demand for home cooking and prepared food, whereas restaurants and hotels in the service sector were affected by the rebound of the COVID-19 epidemic. Housing investment was in line with the previous year, public investment maintained the high level due to large-scale construction projects, such as road maintenance and disaster resilience.

Financially, against the backdrop of declining US long-term interest rates, the yield on the 10-year Japanese government bond (JGB) dropped to just over 0%, and then temporarily rebounded to the level above 0.1% because investors had expectations for normalization of monetary policies across the globe. After that, following a seesawing phase depending on the outbreak situation of the omicron variant, in the second half of the fiscal year, the 10-year JGB yield gradually went up as interest rates rose globally, topping 0.2% at the end of the fiscal year.

The stock market remained at a standstill because of concerns about delayed economic recovery due to the rebound of the COVID-19 epidemic, and at the same time, rising expectation for normalization of the domestic economy supported by accelerated vaccination programs. After mid-year, stock prices continuously fluctuated to a large extent with expectation for the result of general election of lower house members as well as mounting global concerns about inflation driven by rising commodity prices. In addition, increased geopolitical risk over Ukraine caused the overall market to remain highly volatile by the end of the year.

■ Progress, Outcomes, etc., of Business

Under such financial and economic circumstances, the Bank has developed the Medium-Term Management Vision 2021: Supporting Customers and the Region by “Finance × Nonfinance × Relations” as a vision to transform its business model according to customers’ needs and changing social environment. Under this vision, aiming to realize the five themes, namely “Sustainability as a core element of business management,” “Deepening life support business,” “Providing comprehensive financial services and functions,” “Digital reform of business operations and organization,” and “Personnel system reform to support growth and job satisfaction,” the Bank has engaged in a broad range of activities to contribute to the development of the regional community, as it sets out in its Management Philosophy.

○ Theme 1: Sustainability as a core element of business management

The Bank, as one of the leading regional banks of Japan, has worked to solve regional social challenges through both financial and non-financial services in order to contribute to the sustainable development of the regional community.

Setting out the “Hachijuni Bank Group’s Sustainable Investment and Lending Policy” as part of its financial initiatives, the Bank aims to achieve a sustainable finance of cumulative ¥1.5 trillion by FY2030 in order to solve environmental problems and social challenges and contribute to the achievement of a sustainable society. We launched new products in relation to sustainable finance “SDGs loan,” “Sustainability Link Loan (“SLL”)” and “Positive Impact Finance (“PIF”).” In addition, we established “Hachijuni Sustainability No.1 Fund” with our new subsidiary, Hachijuni Investment Co., Ltd. In December 2021 , starting with selling “SDGs foreign currency time deposits,” designed to donate a portion of foreign exchange commissions, we are expanding SDGs initiatives in corporation with customers.

Among non-financial initiatives, as our 90th Anniversary Commemorative Project, we, together with Hachijuni Culture Foundation, started promoting local cultural inheritance activities which subsides organizations engaged in local cultural inheritance activities rooted in communities, including traditional culture, folk performing arts, and traditional dietary culture. Further, volunteer activities aiming for preservation of terraced rice paddies in Nagano Prefecture were carried out and rice harvested was donated to organizations operating children’s cafeterias.

In September 2021, our program for decarbonization was adopted as Japan’s Ministry of the Environment “portfolio carbon analysis pilot program support project for financial institutions.” We acquired knowledge on how to measure greenhouse gas emissions in relation to our customers.

Centering on Sustainability Supervision Office under the Planning and Coordination Department, established in June 2021, the Bank will enhance the framework for promoting sustainability initiatives and thereby continue to actively conduct a wide range of activities for by helping customers’ efforts for decarbonization.

○ Theme 2: Deepening life support business

We aim to be a lifetime transaction bank that supports every area of customers’ lives by making financial services more sophisticated and expanding non-face-to-face transactions in addition to improving non-financial services.

For expansion of non-financial services, we started providing the “Hachijuni Life Support Services ” that can solve a wide range of problems in customers’ daily life, such as garden pruning, housekeeping, house cleaning, etc.

As more sophisticated financial services, the Trust Group  was set up under the Business Promotion Department and started providing new trust services for individuals with the Bank as trustee in order to meet the asset management needs of our elderly customers and the inheritance and asset transfer needs to the next generation. For housing loans, we increased the lineup of products with illness benefits that covers all types of illnesses and injuries without charging additional interest rates. To reinforce consulting functions for individual customers, we set up a new circle for acquiring FP 1st grade and CFP qualifications to encourage employees to voluntarily develop their skills. We also developed the consulting system targeting high-net-worth individuals by assigning financial advisors with expertise and know-how. Together with our new subsidiary, Hachijuni Asset Management Co., Ltd., we will endeavor to make our financial services more sophisticated.

○ Theme 3: Providing comprehensive financial services and functions

Through expansion of consulting service menu and the group functions, we aim to be a bank that provides one-stop solution to a broad range of areas in business customers’ corporate management.

To provide business customers with solution to corporate management challenges, the Bank, in collaboration with Hachijuni System Development Co., Ltd., launched the IT Consulting service to help them improve their business operations and enhance their service capabilities based on digital technology. Furthermore, the Bank has launched a new training program for acquiring qualification of IT coordinators to enable staff at sales branches to respond to customers’ various needs for IT utilization and digitalization. For customers interested in personnel systems for work style reform and securing human resources, the Bank began offering the Human Resources Consulting in collaboration with Nagano Economic Research Institute. To assist in using subsidies, such as “monozukuri subsidy” and “business restructuring subsidy,” the headquarters and staff at sales branches worked together to provide support for customers’ application procedures and in their development of business strategies in the age of coexisting with COVID-19.

We set up new investment funds worth ¥30,000 million in total jointly with Hachijuni Investment Co., Ltd., which is a new investment-dedicated subsidiary founded in October 2021. By utilizing financial services through both investment and lending and exercising concerted consulting functions across the Group, we will always right by our business customers and support their growth.

○ Theme 4: Digital reform of business operations and organization

The Bank is working to develop a new business model through operational efficiency and development of new services by utilizing digital technology and data solution.

In June 2021, we established the Digital Transformation Department and the Digital Promotion Group  under the Planning and Coordination Department which are responsible for enhancing customers’ convenience and improving operational excellency through digitalization. To enhance customer convenience, the Bank introduced the Visit Reservation System on a trial basis designed to reduce customers’ waiting time for over-the-counter consultation. With the introduction of “Hachijuni Electronic Contracting Service” and the expanded lineup of web-contracting products, loan procedures can be completed only on the website. In addition, our newly introduced “Hachijuni Business Matching System” allows us to quickly respond to a wide range of business needs of our customers, including expansion of sales channels. By introducing the smartphone application “Wallet+” and AI-driven sales staff support system, now under development, we will commit ourselves to continued efforts to develop and provide innovative money services.

○ Theme 5: Personnel system reform to support growth and job satisfaction

The Bank has continued implementing personnel system and work style reform to respond to the diversification of employees’ values and lifestyles and worked to build an organization where each and every employee can realize their personal growth and feel satisfied at work.

The Diversity Promotion Office in charge of promoting work style reform and diversity was put in place under the Personnel Department in June 2021. Under the new Basic Policy on Diversity & Inclusion , we aim to cultivate a corporate culture where a diverse range of human resources, regardless of gender or age, can fully exercise their potential, and improve organizational strength with fresh new ideas. To support career building for employees, the Bank put in place the Career Development Group  under the Personnel Department and introduced the Professional Course as part of building the framework that responds to each person’s career plan. Aiming to help each employee realize their personal growth and feel satisfied at work and thereby become a bank group preferred by customers, we will commit ourselves to personnel reform.

○ Branch

In May 2021, Agematsu Branch was relocated in the new town hall building of Agematsu town and Direct Loan Branch and Hachijuni Call Center were integrated into Direct Branch  which consolidates non-face-to-face operations. In July, Naganoekimae Branch was relocated and its access to and from Nagano Station improved. In October, Niigata Corporate Sales Office catering to business customers was established to promptly respond to inquiries from business operators in Chuetsu and Kaetsu regions of Niigata Prefecture. The new building of Iwamurada Branch was reconstructed on the same site. This first Net Zero Energy Building (“ZEB”) in the Group is shared by Hachijuni Lease Co., Ltd.

Earnings results for FY2022 are as follows:

○ Non-Consolidated Business Results

Ordinary income increased ¥327 million from a year earlier to ¥111,915 million due to increases in gains on money held in trust and in gains on sales of bonds.

Ordinary expenses decreased ¥4,885 million from a year earlier to ¥80,550 million mainly due to decreases in provision of allowance for loan losses.

As a result, ordinary profit increased ¥5,213 million year on year to ¥31,365 million.

Profit increased ¥3,878 million year on year to ¥22,396 million.

On a consolidated basis, ordinary profit increased ¥5,899 million from the previous year to ¥38,047 million and profit attributable to owners of parent increased ¥4,283 million to ¥26,667 million.

○ Deposits and Loans and Bills Discounted

Outstanding balance of deposits increased ¥395.8 billion to ¥8,066.6 billion from a year earlier mainly owing to increases in deposits from individuals.

Outstanding balance of loans and bills discounted increased ¥386.5 billion to ¥5,974.0 billion mainly due to an increase in loans to the Japanese government. Outstanding balance of business loans to SMEs increased ¥25.7 billion to ¥1,695.3 billion, whereas outstanding balance of personal loans increased ¥67.9 billion to ¥1,312.3 billion.

○ Securities

The Bank secured stable profits through keeping a close watch on the market movement and flexible trading. Outstanding balance of securities decreased ¥524.0 billion to ¥2,809.8 billion mainly due to a decrease in Japanese government bonds and foreign securities.

○ Others

The total capital ratio, which indicates the soundness of the Bank, is 19.06 % on a consolidated basis and 17.62 % on a non-consolidated basis, maintaining the highest level in the banking industry.

■ Issues to Be Addressed

As we move into the third year of the COVID-19 pandemic, people have been gradually accustomed to the new way of lifestyle and thinking. Not only digital transformation (“DX”) and work style reform, but also worldwide sustainability initiatives, such as SDGs and decarbonization, are currently positioned as important challenges in corporate activities, and overall society is rapidly changing.

To deal with such changes in business environment and continue to contribute to the development of the regional community, the Bank has developed the Medium-Term Management Vision 2021. Setting the sustainability as a core element of business management to continue to be a bank group preferred by the regional community, the Bank will strive to transform its business model and improve profitability.

Specifically, for business customers that work on business strategies in the age of coexisting with COVID-19 and intend to enhance corporate value from new perspectives, such as DX and decarbonization, we will expand the Group’s business area and put together all the resources in the Group to meet their expectations in every aspect of corporate management, including financial services, human resources, goods and information, and jointly create a vibrant regional community.

Meanwhile, to respond to an increasingly diverse life plans in the era of the 100-year lifespan, we will be more capable of supporting a full range of customers’ lives through active use of digital technology and provide safe, secure and convenient money services so that we can be preferred throughout the life of a customer.

To develop human resources in charge of transforming business models, we will drastically revamp our personnel system to encourage each and every employee to change their mindset and behavior so that they can think and act on their own with a sense of urgency. We will build better working environment where employees with diverse values can fully exercise their potential and thereby evolve into a highly attractive corporate group.

Instead of staying within traditional banking business, we will expand our business area to non-financial services to enhance its profitability and, as the leading regional bank in Nagano Prefecture over the past 90 years, continue to contribute to the development of the regional community with all our business activities.

We would like to express our utmost gratitude for the patronage of our shareholders, and we will commit ourselves to making every effort to live up to expectations of people in the regional community. Thank you for your continued support.

(2) Status of Property and Profits and Losses

(Millions of yen)

	FY2018	FY2019	FY2020	FY2021
Deposits	6,746,895	6,989,187	7,670,775	8,066,627
Time deposits	2,369,820	2,360,604	2,398,680	2,436,170
Others	4,377,075	4,628,583	5,272,094	5,630,457
Loans and bills discounted	5,310,562	5,443,996	5,587,528	5,974,071
Individuals	1,176,531	1,216,227	1,244,386	1,312,385
SMEs	1,513,671	1,526,454	1,669,635	1,695,376
Others	2,620,360	2,701,314	2,673,507	2,966,309
Trading account assets	13,373	29,559	12,157	13,370
Trading account liabilities	4,356	3,444	3,066	4,279
Securities	2,771,528	2,920,426	3,333,897	2,809,850
Government bonds	1,001,092	1,000,867	1,181,165	820,553
Local government bonds	383,801	362,245	352,304	308,214
Others	1,386,634	1,557,313	1,800,426	1,681,082
Total assets	10,394,621	10,413,208	12,075,029	13,265,200
Domestic Exchange Transactions	50,824,472	51,783,906	48,304,817	50,221,596
Foreign Exchange Transactions	million dollars	million dollars	million dollars	million dollars
	21,831	20,900	22,639	24,376
Ordinary profit	29,024	28,021	26,152	31,365
Profit	21,830	19,562	18,517	22,396
Profit per share	yen	yen	yen	yen
	43.85	39.69	37.83	45.74

Trust property	395	378	347	673
Trust fees	2	2	2	7

(Note) 1. Yen figures less than a unit have been rounded down.

2. Loans and bills discounted for individuals and SMEs include overdrafts and exclude loans from overseas branch and loans from special international financial transactions account .

3. Profit per share is computed by dividing profit by the average number of issued and outstanding shares (less the number of treasury shares) for the period.

<Reference> Consolidated business results in past years

(Millions of yen)

	FY2018	FY2019	FY2020	FY2021
Ordinary income	160,013	163,637	152,604	151,349
Ordinary profit	34,354	33,447	32,147	38,047
Profit attributable to owners of parent	22,492	22,077	22,384	26,667
Net assets	765,509	748,432	909,694	912,698
Total assets	10,451,533	10,470,547	12,160,638	13,343,796

(Note) 1. Yen figures less than a unit have been rounded down.

2. From the consolidated fiscal year under review, the presentation of dividends from group credit life insurance is changed from Ordinary income to decrease in Ordinary expenses. This change is reflected in Ordinary income for the fiscal year ended March 31, 2021 and earlier.

(3) Status of Employees

As of the End of the Fiscal Year
Number of employees	3,067
Average age	42 years 4 months old
Average years of service	16 years 2 months
Average monthly salary	367 thousand yen

(Note) 1. Figures for average age, average years of service, and average monthly salary are each rounded off to the closest whole number.

2. Number of employees excludes temporary workers and contract workers.

3. Average monthly salary is the average monthly salary in the month of March 2022 excluding bonus.

(4) Status of Business Offices, etc.

A. Number of business offices

	As of the End of the Fiscal Year
Nagano Prefecture	131 branches	(include number of sub-offices) (9)
Niigata Prefecture	4	( — )
Tokyo Metropolitan	6	( — )
Saitama Prefecture	5	( — )
Gunma Prefecture	2	( — )
Aichi Prefecture	1	( — )
Gifu Prefecture	1	( — )
Osaka Prefecture	1	( — )
Domestic total	151	(9)
Asia	1	( — )
Overseas total	1	( — )
Total	152	(9)

(Note) 1. Other than the above, as of the end of the fiscal year, 3 overseas representative offices, 221 out-of-branch automated teller machines (“ATMs”), 13,501 out-of-branch ATMs affiliated with Lawson Bank, Inc. (In Nagano Prefecture: 172, outside Nagano Prefecture: 13,329), 24,681 out-of-branch ATMs affiliated with Seven Bank, Ltd. (In Nagano Prefecture: 488, outside Nagano Prefecture: 24,193), and 12,100 out-of-branch ATMs affiliated with E-net Co., Ltd. (In Nagano Prefecture: 144, outside Nagano Prefecture: 11,956) are installed. In addition, the Bank has set up 1 sales office exclusive for corporate transactions, which does not engage in over-the-counter sales following the deregulation of branch openings.

2. Since 11 (including 2 sub-offices) out of 131 branches in Nagano Prefecture have been relocated within another branch by taking a branch-in-branch method, the number of sites is 120.

B. New branches established during the fiscal year

There are no matters to report.

(Note) 1. Installation of new out-of-branch ATMs (2 sites)

Delicia Nakagomi, Delicia Garden Akashina

2. Removal of out-of-branch ATMs (8 sites)

Olympus Corporation Nagano Facility Tatsuno, Nishikomago, Sansai, Nakagomi, Hakubahappo Bus Terminal, Hirata, Murayama-ekimae, and Shinshu University Hospital East Ward

C. List of bank agents

There are no matters to report.

D. Status of Bank Agency Business, etc. Conducted by the Bank

There are no matters to report.

(5) Status of Facilities and Equipment Investment

A. Total amount of facilities and equipment investment

(Millions of yen)

Total amount of facilities and equipment investment	4,313

B. New significant facilities and equipment established

(Millions of yen)

Details	Amount
Software	1,266
Introduction, upgrade, etc. of office equipment and computer system equipment	845
Reconstruction of Shimizu Apartment	553
Reconstruction of Building of Iwamurada Branch	366

(6) Status of Parent Company and Significant Subsidiaries, etc.

A. Status of Parent Company

The Bank does not have a parent company.

B. Status of Subsidiaries, etc.

Company name	Address	Line of business	Share capital	Voting rights ratio of subsidiaries, etc. held by the Bank	Others
Hachijuni Securities Co., Ltd.	1277-2 Minami-Ishido-cho, Ooaza Minami-Nagano, Nagano-shi, Nagano, Japan	Trading of securities, intermediary, brokerage and agency for securities trading	million yen 3,000	% 100.00	—
Hachijuni Lease Co., Ltd.	218-14 Okada, Ooaza Nakagosho, Nagano-shi, Nagano, Japan	Leasing	200	100.00	—
Hachijuni Card Co., Ltd.	218-11 Ooaza Nakagosho, Nagano-shi, Nagano, Japan	Credit card business	30	100.00	—
Hachijuni Credit Guarantee Co., Ltd.	178-2 Aza Okada, Ooaza Nakagosho, Nagano-shi, Nagano, Japan	Credit guarantee service	30	100.00	—
Hachijuni System Development Co., Ltd.	178-13 Aza Okada, Ooaza Nakagosho, Nagano-shi, Nagano, Japan	Development of computer systems	40	5.00	—
Hachijuni Capital Co., Ltd.	1282-11 Minami-Ishido-cho, Ooaza Minami-Nagano, Nagano-shi, Nagano, Japan	Investment business	200	10.00	—
Hachijuni Staff Service Co., Ltd	178-2 Aza Okada, Ooaza Nakagosho, Nagano-shi, Nagano, Japan	Dispatching workers, paid employment placement, administrative agent	20	100.00	—
Yamabiko Services Co., Ltd.	178-2 Aza Okada, Ooaza Nakagosho, Nagano-shi, Nagano, Japan	Credit collection and management	510	99.00	—
Hachijuni Auto Lease Co., Ltd.	218-14 Okada, Ooaza Nakagosho, Nagano-shi, Nagano, Japan	Leasing	100	0.00	—
Hachijuni Asset Management Co., Ltd.	4-1-22 Nihonbashi-Muromachi, Chuo-ku, Tokyo, Japan	Investment management service	200	100.00	—
Hachijuni Investment Co., Ltd.	1282-11 Minami-Ishido-cho, Ooaza Minami-Nagano, Nagano-shi, Nagano, Japan	Investment business	30	100.00	—

C. Overview of significant business alliances

1.	The Bank offers cash withdrawal service and other interoperable ATM services through All Japan Card Service (“ACS”), the alliance of 62 regional banks.
2.	The Bank has tied up with 62 regional banks, major commercial banks, trust banks, member banks of Second Association of Regional Banks, shinkin banks, credit unions, finances of whole Japan Agricultural Cooperatives and Marine Bank of Japan Fisheries Cooperative (including The Norinchukin Bank and Shinren), and labor banks (meaning the partnership called “MICS”), and has offered cash withdrawal service, etc. through mutual use of ATMs.
3.	Through the alliance with Chigin Network Service Co., Ltd. (a company co-funded by 62 regional banks; “CNS”), the Bank offers the data transmission services, such as general transfers and account transfers with business partners , and deposit and withdrawal statements.
4.	The Bank has tied up with E-net Co., Ltd. and offered cash withdrawal, depositing services, etc. via jointly installed ATMs.
5.	The Bank has tied up with Seven Bank, Ltd. and offered cash withdrawal, depositing services, etc. via the company’s ATMs.
6.	The Bank has tied up with Lawson Bank, Inc. and offered cash withdrawal, depositing services, etc. via the company’s ATMs.
7.	The Bank has developed and offered its shared system to member banks of the Juudankai (namely The Yamagata Bank, Ltd., Tsukuba Bank, Ltd., The Musashino Bank, Ltd., The Awa Bank, Limited. The Miyazaki Bank, Ltd., and Bank of The Ryukyus, Limited).
8.	The Bank has tied up with JAPAN POST BANK Co., Ltd. and offered cash withdrawal, depositing services, etc. through mutual use of ATMs.
9.	The Bank has tied up with 6 shinkin banks in Nagano Prefecture (namely THE ALUPUSCHUO SHINKIN BANK, THE IIDA SHINKIN BANK, UEDA SHINKIN BANK, SUWA SHINKIN BANK, NAGANO SHINKIN BANK, MATSUMOTO SHINKIN BANK; This partnership is called “Gurutto Shinshu Net ”), and has made available cash withdrawal service, etc. through mutual use of ATMs for free of charge or at reduced fees.
10.	The Bank has tied up with THE TOHO BANK, LTD. and The Gunma Bank, Ltd., and has made available cash withdrawal service, etc. through mutual use of ATMs for free of charge or at reduced fees.

(7) Status of Business Transfer, etc.

There are no matters to report.

(8) Other Important Matters Regarding Current Status of the Bank

There are no matters to report.

2	Particulars Regarding Company Officers (Directors and Audit & Supervisory Board Members)

(1) Status of Company Officers

Name	Positions and responsibilities	Significant concurrent positions	Others
Shoichi Yumoto	Chairman Internal Audit Department	—	—
Masaki Matsushita	President Digital Transformation Department General Secretariat Tokyo Liaison Office	—	—
Takahiko Asai	Deputy President Planning and Coordination Department Financial Market Department Operations Administration Department Loan Control Center , Operation Center Head Office Center, Matsumoto Center	—	—
Yuichi Sato	Managing Director Loan Control Department	—	—
Hiroyuki Miyahara	Managing Director Risk Management Department Personnel Department General Affairs Department	—	—
Shinji Sato	Managing Director General Manager, Matsumoto Business Department	—	—
Shohei Hidai	Managing Director Business Planning Department Business Promotion Department International Department Computer Systems Department	—	—
Kayo Tashita	Outside Director	—	Attorney
Soukichi Kurosawa	Outside Director	—	—
Miyako Hamano	Outside Director	—	—
Eiji Kanzawa	Outside Director	President and CEO of KISSEI COMTEC CO., LTD.	—
Yoshimi Kitazawa	Fulltime Audit & Supervisory Board Member	—	—
Chishu Minemura	Fulltime Audit & Supervisory Board Member	—	—
Takeshi Kadota	Outside Audit & Supervisory Board Member	—	—
Yasuyoshi Wada	Outside Audit & Supervisory Board Member	—	—
Kiyohito Yamasawa	Outside Audit & Supervisory Board Member	—	—
(Note)	The Bank has designated all Outside Directors and Outside Audit & Supervisory Board Members as independent directors under regulations of the Tokyo Stock Exchange and made a submission designating them as such to the aforementioned Exchange.

(2) Remunerations of Company Officers, etc.

A. Matters regarding the policy on determining directors’ compensation on an individual basis

At the Bank, the Board of Directors, held on February 19, 2021, passed a resolution on the policy on determining directors’ compensation on an individual basis. Before such board resolution, with regard to the proposal subject to resolution, the Board of Directors receives advice and proposal from the Nominating and Compensation Committee. The Nominating and Compensation Committee is an advisory body of the Board of Directors, which consists of three or more directors including at least one independent outside director.

In addition, the Board of Directors confirmed that, with regard to directors’ compensation, etc. on an individual basis for the fiscal year under review, the method of determining the compensation, etc. and the compensation determined were consistent with the compensation policy approved by the Board of Directors, while respecting the proposal from the Nominating and Compensation Committee, and determined that they were in accordance with such compensation policy.

The policy on determining directors’ compensation on an individual basis is as follows:

1. Basic Policy

As for the basic policy for directors’ remuneration, the Bank adopts a system that makes the remuneration act as an incentive for directors to enhance their motivation for contributing to improving business performance and increasing corporate value, and run business from the perspectives of management that puts shareholders first, and ensures that the remuneration of directors on an individual basis shall be determined at an appropriate level based on duties and achievements, etc. of each director. Specifically, directors’ remuneration is composed of fixed-amount compensation, performance-linked compensation, and non-monetary compensation.

Only fixed-amount compensation shall be paid to outside directors in view of his duties.

2. Policy on determining the amount of fixed-amount compensation on an individual basis (including policies on determining timing and conditions of providing compensation, etc.)

Fixed-amount compensation shall be monthly fixed compensation, which shall be determined, based on position, responsibilities, and years in office, by comprehensively taking into account the Bank's business performance and other companies’ standards, etc.

3. Policy on determining performance indicator used for performance-linked compensation and the calculation of the amount or number of performance-linked compensation (including policies on determining timing and conditions of providing compensation, etc.)

Performance-linked compensation shall be positioned as a short-term incentive designed to increase directors’ motivation to contribute to improvement of performance and boost their moral, and by using profit, which is the final result of a fiscal year, as a performance indicator, the amount calculated according to the amount of non-consolidated profit for each fiscal year shall be paid in cash at a certain time of every year.

4. Policy on determining non-monetary compensation and the calculation of the amount or number of non-monetary compensation (including policies on determining timing and conditions of providing compensation, etc.)

Non-monetary compensation shall be positioned as an incentive designed to share not only benefits from rising stock prices but also the risks from falling stock prices with our shareholders, and thus increase directors’ motivation to contribute to improving medium- to long-term performance and increasing corporate value and boost their moral. Non-monetary compensation shall be stock options (share options). The unit number of stock acquisition rights to be allocated to each director shall be the number obtained by dividing the amount of stock options prescribed for each position by (a fair value for determining the number of such stock acquisition rights per such stock acquisition rights) within the upper limit approved at the General Meeting of Shareholders, and shall be allocated within one year after the date on which the Annual General Meeting of Shareholders is held; provided, however, that this shall be within the unit number per year approved at the General Meeting of Shareholders.

5. Policy on determining the ratio of fixed-amount compensation amount, performance-linked compensation amount, and non-monetary compensation amount to the amount of directors’ compensation on an individual basis

Ratio of compensation of each director by type shall be an appropriate ratio according to position based on the basic policy. The total amount of compensation by type used as a premise for determining the ratio of the amount of compensation of each director is as follows:

Compensation amounts by type (Resolution of the General Meeting of Shareholders held on June 25, 2008)

• As for directors’ remuneration, the Bank introduces three types of remuneration: fixed-amount compensation, performance-linked compensation, and stock-based compensation. (However, this does not include the portion of employee’s salary for directors who concurrently serve as employees.)

i. The monthly amount of fixed-amount compensation is limited to be within ¥25 million.

ii. Performance-linked compensation is based on the Bank’s profit.

iii. The form of stock-based compensation is stock options (share options). The amount of stock acquisition rights to be allocated is limited to be within ¥100 million a year (which is up to 1,500 units per year, and up to 150,000 shares of common stock per year).

• Upper limit of performance-linked compensation by profit level

Profit level	Remuneration standards
Up to ¥10 billion	—
More than ¥10.0 billion and up to ¥15.0 billion	¥40 million
More than ¥15.0 billion and up to ¥20.0 billion	¥50 million
More than ¥20.0 billion and up to ¥25.0 billion	¥60 million
More than ¥25.0 billion and up to ¥30.0 billion	¥70 million
More than ¥30.0 billion and up to ¥35.0 billion	¥80 million
More than ¥35.0 billion	¥90 million

6. Matters regarding the policy on determining directors’ compensation on an individual basis

The authority regarding the amount of compensation on an individual basis shall be delegated to President based on a board resolution, and the authority covers the amount of fixed-amount compensation and the amount of performance-linked compensation for each director and the number of units of stock acquisition rights allocated to each director. The Nominating and Compensation Committee shall deliberate on matters related to directors’ compensation, and give advice and recommendations to the Board of Directors, and based on such advice and recommendation, President shall determine the amount of fixed-amount compensation and the amount of performance-linked compensation for each director and the number of units of stock acquisition rights allocated to each director.

B. Total amount of remuneration, etc. of directors and audit & supervisory board members

(Millions of yen)

Category	Total amount of remuneration, etc.	Total amount of remuneration, etc. by type			Number of officers covered
		Fixed-amount compensation	Performance-linked compensation	Non-monetary compensation
Directors (include outside directors)	314 (18)	207 (18)	60 (—)	47 (—)	13 (4)
Audit & supervisory board members (include outside audit & supervisory board member)	75 (16)	75 (16)	— (—)	— (—)	5 (3)
Total (include outside officers)	389 (35)	282 (35)	60 (—)	47 (—)	18 (7)

(Note) 1. Includes two directors who resigned during the fiscal year.

2. Performance Indicator used for performance-linked compensation is profit, which was ¥22,396 million for the fiscal year. This indicator was chosen because it represents the final result of a fiscal year. The Bank determines the remuneration standards of performance-linked compensation according to profit level.

3. The form of non-monetary compensation is stock options (share options), and conditions, etc. in allocating stock acquisition rights shall be as described in “A. Matters regarding the policy on determining directors’ compensation on an individual basis.”

4. The monthly amount of fixed-amount compensation for directors was determined to be within ¥25 million at the 125th Annual General Meeting of Shareholders held on June 25, 2008. The number of directors was 9 as of the conclusion of the said General Meeting of Shareholders.
Aside from fixed-amount compensation, it was determined at the 125th Annual General Meeting of Shareholders held on June 25, 2008 that the amount of stock acquisition rights in the form of stock options to be allocated is limited to be within ¥100 million a year (which is up to 1,500 units per year, and up to 150,000 shares of common stock per year) The number of directors was 9 as of the conclusion of the said General Meeting of Shareholders.

5. The monthly amount of fixed-amount compensation for audit & supervisory board members was determined to be within ¥8 million at the 125th Annual General Meeting of Shareholders held on June 25, 2008. The number of audit & supervisory board members was 5 as of the conclusion of the said General Meeting of Shareholders. The said amount of compensation shall be allocated through consultation between audit & supervisory board members.

6. The Board of Directors has delegated the authority to determine the amount of fixed-amount compensation and the amount of performance-linked compensation for each director and the number of units of stock acquisition rights allocated to each director to President Masaki Matsushita (responsible for Digital Transformation Department, General Secretariat, and Tokyo Liaison Office). The reason for the delegation is that the Board of Directors determined that President is appropriate to take into account overall business performance of the Bank and evaluate the performance of each director. Before deciding on any matter delegated, the Nominating and Compensation Committee is to confirm the validity of such decision.

(3) Liability Limitation Agreement

Name	Overview of liability limitation agreement
Kayo Tashita	The Bank has made an agreement with these seven company officers to limit their liability for damages to the minimum liability amount to the extent that they have acted in good faith without gross negligence during the course of their duties in accordance with Article 423, Paragraph 1 of the Companies Act.
Soukichi Kurosawa
Miyako Hamano
Eiji Kanzawa
Takeshi Kadota
Yasuyoshi Wada
Kiyohito Yamasawa

(4) Indemnification Agreements

A. Indemnification agreements with incumbent company officers

There are no matters to report.

B. Matters regarding performance of indemnification agreements

There are no matters to report.

(5) Matters Regarding Directors and Officers Liability Insurance Contract

The Bank has entered into the directors and officers liability insurance contract, as outlined below.

[Range of the insured]

Directors, Audit & Supervisory Board Members, and Executive Officers of the Bank

[Outline of directors and officers liability insurance contract]

(i) Actual ratio of premiums paid by the insured

The premiums are paid by the Bank, including for riders. The insured does not bear the actual premiums.

(ii) Outline of events insured against

The contract, together with riders, will cover any damages, litigation costs, and other outlays that may arise due to the insured directors and officers assuming liability for the execution of their duties or receiving a claim related to the pursuit of such liability. However, there are certain exemptions, such as in case of actions taken with the knowledge that such actions are in violation of laws and regulations.

(iii) Measures to prevent appropriateness of directors’ and officers’ duties from being undermined

The insurance contract provides for exemption from liability in certain amount, below which damages are not covered. It also provides for a reduced rate at which the Bank bears the risk at certain rate.

3	Matters Concerning Outside Officers

(1) Status of Concurrent Holding of Positions by Outside Officers

Mr. Eiji Kanzawa holds a concurrent position of President and CEO of KISSEI COMTEC CO., LTD. The Bank has ordinary transactions, including deposits and loans and bills discounted, with KISSEI COMTEC CO., LTD.

(2) Status of Main Activities of Outside Officers

Name	Term of office	Main activities
Kayo Tashita	5 years and 9 months	Ms. Kayo Tashita attended all of 14 meetings of the Board of Directors held during the fiscal year and has expressed opinions mainly from a professional viewpoint as an attorney. She has served as the chair of the Nominating and Compensation Committee and be involved in the selection of director candidates and deliberation on director remuneration of the Bank from an independent standpoint. By doing so, she has fulfilled expected roles as outside director.
Soukichi Kurosawa	4 years and 9 months	Mr. Kurosawa attended 13 of 14 meetings of the Board of Directors held during the fiscal year and has expressed opinions mainly based on a wealth of experience in the financial sector and diverse knowledge of organizational operations. He has served as a member of the Nominating and Compensation Committee and be involved in the selection of director candidates and deliberation on director remuneration of the Bank from an independent standpoint. By doing so, he has fulfilled expected roles as outside director.
Miyako Hamano	9 months	Ms. Miyako Hamano attended all of 10 meetings of the Board of Directors held during the fiscal year and expressed opinions mainly from a professional viewpoint in the global field. She has served as a member of the Nominating and Compensation Committee and be involved in the selection of director candidates and deliberation on director remuneration of the Bank from an independent standpoint. By doing so, she has fulfilled expected roles as outside director.
Eiji Kanzawa	9 months	Mr. Eiji Kanzawa attended all of 10 meetings of the Board of Directors held during the fiscal year and expressed opinions mainly from a professional viewpoint in the DX field. He has served as a member of the Nominating and Compensation Committee and be involved in the selection of director candidates and deliberation on director remuneration of the Bank from an independent standpoint. By doing so, he has fulfilled expected roles as outside director.

Takeshi Kadota	14 years and 9 months	Mr. Takeshi Kadota attended all of 14 meetings of the Board of Directors and 14 meetings of the Audit & Supervisory Board held during the fiscal year and has expressed opinions mainly based on a wealth of experience and diverse knowledge about international finance and corporate investment.
Yasuyoshi Wada	6 years and 9 months	Mr. Yasuyoshi Wada attended all of 14 meetings of the Board of Directors and 14 meetings of the Audit & Supervisory Board held during the fiscal year and has expressed opinions mainly based on a wealth of experience in the administrative field and diverse knowledge of organizational operations.
Kiyohito Yamasawa	5 years and 9 months	Mr. Kiyohito Yamasawa attended all of 14 meetings of the Board of Directors and 14 meetings of the Audit & Supervisory Board held during the fiscal year and has expressed opinions mainly based on a wealth of academic experience and diverse knowledge of organizational operations.

(Note) For Ms. Miyako Hamano and Mr. Eiji Kanzawa, the Board of Directors meetings held after their appointment on June 25, 2021 are covered.

(3) Remunerations of Outside Officers, etc.

	Officers paid	Remuneration, etc. from the Bank (Million yen)	Remuneration, etc. from the parent, etc. of the Bank (Million yen)
Total amount of remuneration, etc.	7	35 (—)	—

(Note) Any amount other than fixed-amount compensation is stated in brackets.

(4) Opinions of Outside Officers

There are no matters to report.

4	Particulars Regarding Stock of the Bank

(1) Number of Shares	Total number of authorized shares	2,000,000 thousand shares
	Total number of issued and outstanding shares	511,103 thousand shares

(Note) Any fraction less than a thousand unit for the number of shares is rounded off.

(2) Number of Shareholders as of the End of the Fiscal Year	19,687

(3) Major Shareholders

Name	Investment in the Bank
	Number of shares held	Stock ownership ratio
	in thousand	%
The Master Trust Bank of Japan, Ltd. (Trust Account)	66,518	13.58
Custody Bank of Japan, Ltd. (Trust Account)	19,350	3.95
Meiji Yasuda Life Insurance Company	17,867	3.64
Nippon Life Insurance Company	13,600	2.77
STATE STREET BANK AND TRUST COMPANY 505223	13,529	2.76
Shin-Etsu Chemical Co., Ltd.	11,830	2.41
Showa Shoji Co., Ltd.	11,820	2.41
MUFG Bank, Ltd.	10,182	2.07
Aioi Nissay Dowa Insurance Co., Ltd.	10,041	2.05
NORTHERN TRUST CO. (AVFC) SUB A/C USL NON-TREATY	9,669	1.97

(Note) 1. Any fraction less than a thousand unit for the number of shares held is rounded off, and the stock ownership ratio are rounded off to two decimal places.

(Note) 2. The Stock ownership ratio is computed by dividing the number of shares held by the number of issued and outstanding shares (less the number of treasury shares).

(4) Stocks Held by Officers

There are no matters to report.

5	Matters Regarding Accounting Auditors

(1) Status of Accounting Auditors

Name		Remuneration for the fiscal year	Others
Deloitte Touche Tohmatsu LLC		¥71 million	(Note 2) (Note 3)
Designated Limited Liability Partner	Megumi Yanaga
Designated Limited Liability Partner	Masahiko Mutsuda
Designated Limited Liability Partner	Masaki Ishio

(Note) 1. Audit remuneration of the audit as stipulated in the Companies Act and that of the audit as stipulated in the Financial Instruments and Exchange Act are not clearly separated in the contract between the Bank and the accounting auditor and cannot be separated in real terms. Accordingly the sum of these is stated in the above remuneration for the fiscal year.

2. Reasons the Audit & Supervisory Board gave consent to the amount of remuneration of each accounting auditor Based on the “Audit & Supervisory Board Members' Audit Standards” and other rules, the Audit & Supervisory Board of the Bank confirmed the content of audit plans, the status of performance of duties for accounting audit, the basis for calculation of remuneration estimates, and other relevant matters with regard to accounting auditors, and analyzed and examined the appropriateness of the remuneration, and as a result found each item appropriate and reasonable and considered it possible to maintain audit quality. Accordingly the Audit & Supervisory Board gave the consent of the remuneration of the accounting auditors as required in Article 399, Paragraph 1 of the Companies Act.

3. The total amount of remuneration payable to the accounting auditors by the Bank and its subsidiaries is ¥94 million.

(2) Liability Limitation Agreement

There are no matters to report.

(3) Indemnification Agreements

A. Indemnification agreements with incumbent accounting auditors

There are no matters to report.

B. Matters regarding performance of indemnification agreements

There are no matters to report.

(4) Other Matters Regarding Accounting Auditors

A. Policies for determination of dismissal or refusal of reelection of accounting auditors

If an accounting auditor falls under any of the items of Article 340, Paragraph 1 of the Companies Act, the Audit & Supervisory Board shall dismiss the accounting auditor subject to unanimous approval from audit & supervisory board members.

If the Audit & Supervisory Board determines that it is appropriate to dismiss or refuse the reelection of an accounting auditor due to other reasons that impair independence or eligibility, the Audit & Supervisory Board, based on its decision, submit a proposal for the dismissal or the refusal of reelection of the accounting auditor to the General Meeting of Shareholders.

B. In the case of a large company provided for in Article 444, Paragraph 3 of the Companies Act, the fact that a certified public accountant (including a foreign certified public accountant prescribed in Article 16-2, Paragraph 5 of the Certified Public Accountant Act) other than a bank’s accounting auditors, or an audit corporation (including persons having the qualifications equivalent to those qualifications in a foreign state) engages in audit (limited to an audit under the Companies Act or the Financial Instruments and Exchange Act (including foreign laws and regulations equivalent to these Acts)) of accounting documents (including documents equivalent thereto) concerning important subsidiaries of the bank, if any.

There are no matters to report.

6	Matters Regarding Accounting Advisors

(1) Liability Limitation Agreement

There are no matters to report.

(2) Indemnification Agreements

A. Indemnification agreements with incumbent accounting advisors

There are no matters to report.

B. Matters regarding performance of indemnification agreements

There are no matters to report.

Non-consolidated Balance Sheet as of March 31, 2022	(Millions of yen)

Account name	Amount	Account name	Amount
Assets		Liabilities
Cash and due from banks	4,031,655	Deposits	8,066,627
Cash	122,352	Current deposits	366,975
Due from banks	3,909,303	Ordinary deposits	5,002,443
Call loans	20,000	Savings deposits	58,580
Monetary claims bought	116,411	Time deposits	2,403,977
Trading account assets	13,370	Installment savings	32,193
Trading securities	731	Other deposits	202,457
Trading account financial derivatives	4,640	Negotiable certificates of deposit	156,457
Other trading account assets	7,998	Call money	1,504,861
Money Held in Trust	79,448	Securities sold under repurchase agreements	53,041
Securities	2,809,850	Cash collateral received for securities lent	322,484
Government bonds	820,553	Trading account liabilities	4,279
Local government bonds	308,214	Trading account financial derivatives	4,279
Corporate bonds	524,690	Borrowed money	2,080,959
Stocks	507,908	Borrowings from other banks	2,080,959
Other securities	648,484	Foreign exchanges	960
Loans and bills discounted	5,974,071	Due to foreign banks (our accounts)	10
Bills discounted	13,031	Foreign bills sold	228
Loans on bills	139,384	Foreign bills payable	720
Loans on deeds	5,166,696	Borrowed money from trust account	360
Overdrafts	654,959	Other liabilities	81,636
Foreign exchanges	30,546	Domestic exchange settlement account, credit	8
Due from foreign banks (our accounts)	26,313	Income taxes payable	1,653
Foreign bills bought	3,800	Accrued expenses	4,217
Foreign bills receivable	432	Unearned revenue	1,749
Other assets	132,812	Reserve for interest on installment savings	0
Domestic exchange settlement account, debit	21	Variation margins of futures markets	93
Prepaid expenses	779	Financial derivatives	14,461
Accrued revenue	7,144	Cash collateral received for financial instruments	7,542
Margin deposits for futures transactions	60	Lease liabilities	354
Financial derivatives	35,813	Asset retirement obligations	144
Cash collateral paid for financial instruments	13,538	Other	51,411
Other	75,454	Provision for retirement benefits	10,236
Tangible fixed assets	25,924	Provision for reimbursement of deposits	499
Buildings, net	11,155	Provision for contingent loss	1,341
Land	10,776	Deferred tax liabilities	109,329
Leased assets, net	324	Acceptances and guarantees	38,113
Construction in progress	923	Total liabilities	12,431,189
Other tangible fixed assets	2,744	Net assets
Intangible fixed assets	4,471	Share capital	52,243
Software	3,876	Capital surplus	32,557
Leased assets	0	Legal capital surplus	29,609
Other intangible fixed assets	594	Other capital surplus	2,948
Prepaid pension costs	23,756	Retained earnings	477,569
Customers' liabilities for acceptances and guarantees	38,113	Legal retained earnings	47,610
Allowance for loan losses	(35,232)	Other retained earnings	429,959
Total assets	13,265,200	Reserve for tax purpose reduction entry of non-current assets	1,095
		General reserve	399,600
		Retained earnings brought forward	29,263
		Treasury shares	(11,576)
		Total shareholders’ equity	550,794
		Valuation difference on available-for-sale securities	267,274
		Deferred gains or losses on hedges	15,670
		Total valuation and translation adjustments	282,945
		Share acquisition rights	271
		Total net assets	834,011
		Total liabilities and net assets	13,265,200

Non-consolidated Statements of Income for the Fiscal Year Ended March 31, 2022 (from April 1, 2021 to March 31, 2022)	(Millions of yen)

Account name	Amount
Ordinary income		111,915
Interest income	72,676
Interest on loans and discounts	41,922
Interest and dividends on securities	26,874
Interest on call loans	33
Interest on deposits with banks	3,255
Other interest income	589
Trust fees	7
Fees and commissions	17,847
Fees and commissions on domestic and foreign exchanges	5,515
Other fees and commissions	12,332
Gain on trading account transactions	198
Net gain on trading securities	29
Net gain on trading account financial derivatives	166
Net gain on other trading account transactions	1
Other ordinary income	10,941
Gain on foreign exchange transactions	1,226
Gain on sale of bonds	9,714
Gain on redemption of bonds	0
Other	0
Other Income	10,243
Recoveries of written off receivables	19
Gain on sale of equity securities	4,669
Gain on money held in trust	4,267
Other	1,287
Ordinary expenses		80,550
Interest expenses	4,289
Interest on deposits	594
Interest on negotiable certificates of deposit	7
Interest on call money	(167)
Interest expenses on securities sold under repurchase agreements	102
Interest expenses on cash collateral received for securities lent	291
Interest on borrowings and rediscounts	270
Interest expenses on interest rate swaps	3,175
Other interest expenses	13
Fees and commissions payments	7,893
Fees and commissions on domestic and foreign exchanges	905
Other fees and commissions	6,987
Other ordinary expenses	7,748
Loss on sale of bonds	7,717
Loss on financial derivatives	31
General and administrative expenses	48,510

(Millions of yen)

Account name	Amount
Other expenses	12,108
Provision of allowance for loan losses	1,888
Written-off of loans	3
Losses on sale of equity securities	2,419
Loss on devaluation of equity securities	50
Losses on money held in trust	3,717
Other	4,028
Ordinary profit		31,365
Extraordinary income		762
Gain on disposal of non-current assets	762
Extraordinary losses		754
Loss on disposal of non-current assets	451
Impairment losses	302
Profit before income taxes		31,373
Income taxes - current	7,081
Income taxes - deferred	1,895
Total income taxes		8,977
Profit		22,396

Consolidated Balance Sheet as of March 31, 2022	(Millions of yen)
Account name	Amount	Account name	Amount
Assets		Liabilities
Cash and due from banks	4,049,642	Deposits	8,049,875
Call loans and bills bought	20,000	Negotiable certificates of deposit	132,507
Monetary claims bought	116,411	Call money and bills sold	1,504,861
Trading account assets	13,370	Securities sold under repurchase agreements	53,041
Money Held in Trust	79,448	Cash collateral received for securities lent	322,484
Securities	2,801,655	Trading account liabilities	4,279
Loans and bills discounted	5,931,315	Borrowed money	2,087,634
Foreign exchanges	30,546	Foreign exchanges	960
Lease receivables and investments in leases	68,041	Borrowed money from trust account	360
Other assets	152,789	Other liabilities	108,104
Tangible fixed assets	34,378	Retirement benefit liability	11,653
Buildings, net	11,546	Provision for reimbursement of deposits	499
Land	11,144	Provision for contingent loss	1,341
Construction in progress	923	Reserves under special laws	12
Other tangible fixed assets	10,764	Deferred tax liabilities	115,367
Intangible fixed assets	4,628	Acceptances and guarantees	38,113
Software	4,018	Total liabilities	12,431,097
Other intangible fixed assets	609	Net assets
Retirement benefit asset	42,803	Share capital	52,243
Deferred tax assets	1,780	Capital surplus	59,176
Customers' liabilities for acceptances and guarantees	38,113	Retained earnings	512,403
Allowance for loan losses	(41,129)	Treasury shares	(11,576)
Total assets	13,343,796	Total shareholders’ equity	612,246
		Valuation difference on available-for-sale securities	268,743
		Deferred gains or losses on hedges	15,670
		Remeasurements of defined benefit plans	12,266
		Total accumulated other comprehensive income	296,680
		Share acquisition rights	271
		Non-controlling interests	3,499
		Total net assets	912,698
		Total liabilities and net assets	13,343,796

Consolidated Statements of Income for the Fiscal Year Ended March 31, 2022 (from April 1, 2021 to March 31, 2022)	(Millions of yen)

Account name	Amount
Ordinary income		151,349
Interest income	72,803
Interest on loans and discounts	41,893
Interest and dividends on securities	26,989
Interest on call loans and bills bought	33
Interest on deposits with banks	3,257
Other interest income	629
Trust fees	7
Fees and commissions	22,010
Gain on trading account transactions	2,063
Other ordinary income	44,177
Other Income	10,287
Recoveries of written off receivables	25
Other	10,261
Ordinary expenses		113,301
Interest expenses	4,318
Interest on deposits	594
Interest on negotiable certificates of deposit	6
Interest on call money and bills sold	(167)
Interest expenses on securities sold under repurchase agreements	102
Interest expenses on cash collateral received for securities lent	291
Interest on borrowings and rediscounts	295
Other interest expenses	3,195
Fees and commissions payments	5,600
Other ordinary expenses	37,263
General and administrative expenses	54,038
Other expenses	12,080
Provision of allowance for loan losses	1,800
Other	10,279
Ordinary profit		38,047
Extraordinary income		762
Gain on disposal of non-current assets	762
Extraordinary losses		754
Loss on disposal of non-current assets	451
Impairment losses	302
Provision of reserve for financial instruments transaction liabilities	0
Profit before income taxes		38,055
Income taxes - current	8,950
Income taxes - deferred	2,254
Total income taxes		11,204
Profit		26,850
Profit attributable to non-controlling interests		182
Profit attributable to owners of parent		26,667

Accounting Auditors’ Report (certified copy)

Independent Auditors’ Report May 13, 2022 To the Board of Directors of The Hachijuni Bank, Ltd. Deloitte Touche Tohmatsu LLC, Nagano Office
Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Megumi Yanaga	(Seal)
Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Masahiko Mutsuda	(Seal)
Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Masaki Ishio	(Seal)

Opinion

We have audited the non-consolidated financial statements of The Hachijuni Bank, Ltd. (hereinafter referred to as the “Company”), which comprise the non-consolidated balance sheet as at March 31, 2022, the non-consolidated statement of income, the non-consolidated statement of changes in equity, and the notes to the non-consolidated financial statements and the annexed detailed statements thereof for the 139th fiscal year from April 1, 2021 to March 31, 2022 (hereinafter referred to as the “Financial Statements”) in accordance with Article 436-2, Paragraph 1 of the Companies Act.

In our opinion, the aforementioned Financial Statements present fairly, in all material respects, the status of its financial position as of March 31, 2022 and its operating results for the fiscal year ended March 31, 2022 in accordance with accounting standards generally accepted in Japan.

Basis for Opinion

We conducted our audit in accordance with the accounting standards generally accepted in Japan. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements of our report. We are independent of the Company in accordance with the provisions of the Code of Professional Ethics in Japan, and we have fulfilled our other ethical responsibilities as auditors. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

The other information comprises the Business Report and the annexed detailed statements thereof. Management is responsible for the preparation and disclosure of the other information. The Audit & Supervisory Board Members and the Audit & Supervisory Board are responsible for overseeing the execution of duties by Directors relating to the design and operation of the Company’s reporting process of the other information.

Our opinion on the Financial Statements does not cover the other information and we do not intend to express opinion thereon.

In connection of our audit of the Financial Statements, our responsibility is to read the other information, and, in doing so, consider whether the other information is materially inconsistent with the Financial Statements or our knowledge obtained in the audit and pay attention to any sign of material errors in other information other than such material differences.

If we judged that there are material errors in other information based on the work we carried out, we are required to report that fact.

We found no matter we should report regarding other information.

Responsibilities of Management, the Audit & Supervisory Board Members and the Audit & Supervisory Board for the Financial Statements

Management is responsible for the preparation and fair presentation of the Financial Statements in accordance with accounting standards generally accepted in Japan. This includes the design and operation of internal control that management determines is necessary to enable the preparation and fair presentation of the Financial Statements that are free from material misstatement, whether due to fraud or error.

In preparing the Financial Statements, management is responsible for assessing the Company's ability to continue as a going concern, disclosing, as applicable, matters related to going concern in accordance with accounting standards generally accepted in Japan.

Audit & Supervisory Board Members and the Audit & Supervisory Board are responsible for overseeing the execution of duties by Directors relating to the design and operation of the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the Financial Statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion on the Financial Statements expressed from an independent perspective. A misstatement may occur due to fraud or error, and we judge it to be material when it is reasonably expected that, individually or in the aggregate, it has an impact on economic decisions by the users of these Financial Statements.

As part of our audit in accordance with auditing standards generally accepted in Japan, we exercise professional judgement and maintain professional skepticism throughout the audit. We also:

•  Identify and asses the risks of material misstatement of the Financial Statements, whether due to fraud or error. Design and perform audit procedures responsive to those risks. Select and apply audit procedure based on the auditor’s judgement. Further, we obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

•   Obtain, in performing risk assessment procedures, an understanding of the internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, while the objective of the audit is not to express an opinion on the effectiveness of the Company’s internal control.

•   Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates, and related notes made by management.

•   Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty regarding the Company’s ability to continue as a going concern exists, we are required to draw attention in our auditor’s report to the related notes in the Financial Statements or, if such notes are inadequate, to express our opinion with exceptions on the Financial Statements, etc. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•   Evaluate the overall presentation, structure, and content of the Financial Statements, including the notes, and whether the Financial Statements represent the underlying transactions and events in a manner that achieves fair presentation in accordance with accounting standards generally accepted in Japan.

We communicate with Audit & Supervisory Board Members and the Audit & Supervisory Board regarding, among other matters required by auditing standards, the planned scope and timing of the audit, significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide the Audit & Supervisory Board Members and the Audit & Supervisory Board with a statement that we have complied with relevant ethical requirements regarding independence, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

Interest

Our firm and its engagement partners do not have any interest in the Company which is required to be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

End of document

Accounting Auditors’ Report for Consolidated Financial Statements (certified copy)

Independent Auditors’ Report May 13, 2022, To the Board of Directors of The Hachijuni Bank, Ltd. Deloitte Touche Tohmatsu LLC, Nagano Office
Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Megumi Yanaga	(Seal)
Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Masahiko Mutsuda	(Seal)
Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Masaki Ishio	(Seal)

Opinion

We have audited the consolidated financial statements of The Hachijuni Bank, Ltd. (hereinafter referred to as the “Company”), which comprise the consolidated balance sheet as at March 31, 2022, the consolidated statement of income, the consolidated statement of changes in equity, and the notes to the consolidated financial statements for the fiscal year from April 1, 2021 to March 31, 2022 (hereinafter referred to as the “Consolidated Financial Statements”) in accordance with Article 444, Paragraph 4 of the Companies Act.

In our opinion, the aforementioned Consolidated Financial Statements present fairly, in all material respects, the status of the financial position of the Group comprising The Hachijuni Bank, Ltd. and its consolidated subsidiaries as of March 31, 2022 and the operating results of the Group for the fiscal year ended March 31, 2022 in accordance with accounting standards generally accepted in Japan.

Basis for Opinion

We conducted our audit in accordance with the accounting standards generally accepted in Japan. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements of our report. We are independent of the Company and its consolidated subsidiaries in accordance with the provisions of the Code of Professional Ethics in Japan, and we have fulfilled our other ethical responsibilities as auditors. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

The other information comprises the Business Report and the annexed detailed statements thereof. Management is responsible for the preparation and disclosure of the other information. The Audit & Supervisory Board Members and the Audit & Supervisory Board are responsible for overseeing the execution of duties by Directors relating to the design and operation of the Company’s reporting process of the other information.

Our opinion on the Consolidated Financial Statements does not cover the other information and we do not intend to express opinion thereon.

In connection of our audit of the Consolidated Financial Statements, our responsibility is to read the other information, and, in doing so, consider whether the other information is materially inconsistent with the Consolidated Financial Statements or our knowledge obtained in the audit and pay attention to any sign of material errors in other information other than such material differences.

If we judged that there are material errors in other information based on the work we carried out, we are required to report that fact.

We found no matter we should report regarding other information.

Responsibilities of Management, the Audit & Supervisory Board Members and the Audit & Supervisory Board for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the Consolidated Financial Statements in accordance with accounting standards generally accepted in Japan. This includes the design and operation of internal control that management determines is necessary to enable the preparation and fair presentation of the Consolidated Financial Statements that are free from material misstatement, whether due to fraud or error.

In preparing the Consolidated Financial Statements, management is responsible for assessing the Company's ability to continue as a going concern, disclosing, as applicable, matters related to going concern in accordance with accounting standards generally accepted in Japan.

Audit & Supervisory Board Members and the Audit & Supervisory Board are responsible for overseeing the execution of duties by Directors relating to the design and operation of the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the Consolidated Financial Statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion on the Consolidated Financial Statements expressed from an independent perspective. A Misstatement may occur due to fraud or error, and we judge it to be material when it is reasonably expected that, individually or in the aggregate, it has an impact on economic decisions by the users of these Consolidated Financial Statements.

As part of our audit in accordance with auditing standards generally accepted in Japan, we exercise professional judgement and maintain professional skepticism throughout the audit. We also:

•   Identify and asses the risks of material misstatement of the Financial Statements, whether due to fraud or error. Design and perform audit procedures responsive to those risks. Select and apply audit procedure based on the auditor’s judgement. Further, we obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

•   Obtain, in performing risk assessment procedures, an understanding of the internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, while the objective of the audit is not to express an opinion on the effectiveness of the Company’s internal control.

•   Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates, and related notes made by management.

•   Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty regarding the Company’s ability to continue as a going concern exists, we are required to draw attention in our auditor’s report to the related notes in the Consolidated Financial Statements or, if such notes are inadequate, to express our opinion with exceptions on the Consolidated Financial Statements, etc. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•   Evaluate the overall presentation, structure, and content of the Consolidated Financial Statements, including the notes, and whether the Consolidated Financial Statements represent underlying transactions and events in a manner that achieves fair presentation in accordance with accounting standards generally accepted in Japan.

•   Obtain sufficient and appropriate audit evidence regarding the financial information in relation to the Company and its consolidated subsidiaries to express our opinion on the Consolidated Financial Statements. We are responsible for the direction, supervision, and performance of the audit of the Consolidated Financial Statements. We are solely responsible for our audit opinion.

We communicate with Audit & Supervisory Board Members and the Audit & Supervisory Board regarding, among other matters required by auditing standards, the planned scope and timing of the audit, significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide the Audit & Supervisory Board Members and the Audit & Supervisory Board with a statement that we have complied with relevant ethical requirements regarding independence, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

Interest

Our firm and its engagement partners do not have any interest in the Company and its consolidated subsidiaries which is required to be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

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Audit & Supervisory Board’s Audit Report (certified copy)

Audit Report

The Audit & Supervisory Board, based on audit reports prepared by each Audit & Supervisory Board Member, prepared this audit report regarding the execution of duties by Directors for the 139th fiscal year from April 1, 2021 to March 31, 2022 through deliberation, and report as follows:

1. Method and Details of Audit Made by the Audit & Supervisory Board Members and the Audit & Supervisory Board

(1) The Audit & Supervisory Board established its audit policy, audit plan, and relevant matters, received reports on the implementation status and result of an audit from each Audit & Supervisory Board Member, received reports from Directors, etc. and accounting auditors on the status of execution of their duties, and demanded an explanation as necessary.

(2) Each Audit & Supervisory Board Member, in accordance with the Audit & Supervisory Board Members’ Audit Standards established by the Audit & Supervisory Board and based on the audit policy, audit plan and other rules, communicated with Directors, internal audit section and other employees and equivalents, endeavored to collect information and build a better audit environment, and conducted audit in the following manner:

(i)   Attended the Board of Directors and other important meetings, received reports from Directors, employees and others on the status of execution of their duties, demanded an explanation as necessary, reviewed important approval documents and the like, and examined the status of business operations and property at the headquarters and main sales branches. Communicated and exchanged information with Directors and Audit & Supervisory Board Members, etc. of subsidiaries, and received reports from the subsidiaries on their business as necessary.

(ii)  With regard to the content of the resolution by the Board of Director concerning the development of systems necessary to ensure that the execution of duties by Directors as stated in the Business Report complies with laws and regulations and the Articles of Incorporation, and other systems prescribed in Article 100, Paragraphs 1 and 3 of the Regulation for Enforcement of the Companies Act as systems necessary to ensure the properness of operations of a stock company and operations of group of enterprises consisting of the stock company and its subsidiary companies, and the systems developed based on the said resolution (the internal control system), regularly received reports from Directors, employees and other persons on the status of establishment and operation thereof, demanded explanations as necessary, and expressed opinions. Received reports on the internal controls over financial reports from Directors and equivalents, and Deloitte Touche Tohmatsu LLC on the assessment of the internal control and the status of audit and demanded an explanation as necessary.

(iii) Monitored and verified if accounting auditors maintain a stance of independence and conduct appropriate audit, and received reports from the accounting auditors on the status of execution of their duties and demanded an explanation as necessary. Received the notice to the effect that the systems for ensuring that the performance of the duties of the accounting auditors is being carried out correctly (as stipulated in the items of Article 131 of the Company Accounting Rules) were developed in accordance with the quality control standard for auditing (published by the Business Accounting Council on October 28, 2005), and demanded explanations as necessary.

Based on the aforementioned methods, we examined the Business Report and the annexed detailed statements thereof, the non-consolidated financial statements (namely the non-consolidated balance sheet, the non-consolidated statements of income, the non-consolidated statements of changes in equity, and the notes to the non-consolidated financial statements) and the annexed detailed statements thereof, and the consolidated financial statements (namely the consolidated balance sheet, the consolidated statements of income, the consolidated statements of changes in equity, and the notes to the consolidated financial statements) for the fiscal year under review.

2. Audit Result

(1) Audit result of Business Report

(i)   We find that the Business Report and the annexed detailed statements thereof comply with laws, regulations and the Articles of Incorporation and accurately represent the status of the Company.

(ii)  We find no fraudulent act about the execution of duties by Directors or no material fact in violation of laws, regulations or the Articles of Incorporation.

(iii) We find the content of the resolution of the Board of Directors regarding the internal control system (including internal controls over financial reports) appropriate.

We find no finding in relation to the content described in the Business Report regarding such internal control system and the execution of duties by directors, either.

(2) Audit result of Financial Statements and the Financial Statements and the annexed detailed statements thereof

We find the method and results of the audit made by Deloitte Touche Tohmatsu LLC appropriate.

(3) Audit result of Consolidated Financial Statements

We find the method and results of the audit made by Deloitte Touche Tohmatsu LLC appropriate.

May 13, 2022

The Audit & Supervisory Board of The Hachijuni Bank, Ltd.

Fulltime Audit & Supervisory Board Member	Yoshimi Kitazawa	(Seal)
Fulltime Audit & Supervisory Board Member	Chishu Minemura	(Seal)
Outside Audit & Supervisory Board Member	Takeshi Kadota	(Seal)
Outside Audit & Supervisory Board Member	Yasuyoshi Wada	(Seal)
Outside Audit & Supervisory Board Member	Kiyohito Yamasawa	(Seal)

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